Exhibit 99.2

RealNetworks Revenue Grows 29% in First Quarter of 2004

Continuing Revenue Growth Fueled by Consumer Services

SEATTLE, WA – April 28th, 2004 – RealNetworks®, Inc. (Nasdaq: RNWK) today announced results for the quarter ended March 31st, 2004. For the first quarter of 2004, revenue was $60.4 million, up 29% from the first quarter of 2003 and up 12% from the fourth quarter of 2003. First quarter results include approximately $2 million of revenue associated with the acquisition of GameHouse, Inc. in January 2004. The GAAP net loss for the first quarter was ($10.4) million or ($0.06) per share compared to a net loss of ($5.3) million or ($0.03) per share in the fourth quarter of 2003 and net loss of ($2.8) million or ($0.02) per share in the first quarter of 2003. Included in the GAAP net loss for the first quarter of 2004 was a $4.9 million expense for costs related to removal of the PGA TOUR content from subscription services and $2.3 million expense related to the Company’s antitrust litigation. Excluding these litigation and content expenses, the net loss was ($3.2) million or ($0.02) per share. This compares to a net loss of ($3.8) million or ($0.02) per share, excluding antitrust litigation expense of $1.6 million, in the fourth quarter of 2003.

     “Our business accelerated in the first quarter,” said Rob Glaser, CEO of RealNetworks. “Driving this acceleration was our growth in consumer services, particularly music and games. We now have more than 450,000 subscribers to our digital music services, which we believe makes us #1 in music subscriptions. Combining our growth on the consumer side with the positive results we saw in our business segment this quarter, we believe we are well on our way to achieving quarterly profitability by the end of 2004, excluding antitrust litigation expenses.”

Financial Discussion

     First quarter revenue from consumer products and services was $46.5 million, which represents a 41% increase from the first quarter of 2003 and a 13% increase from the fourth quarter of 2003. Revenue from music grew 55% to $12.3 million from $7.9 million in the fourth quarter of 2003 as more than 100,000 new music subscribers were added and the RealPlayer Music Store was introduced. Similarly, games revenue grew 72% to $6.8 million from $3.9 million in the fourth quarter of 2003. This increase reflects both the acquisition of GameHouse as well as continued growth in the RealArcade business. Revenue from business products and services was $13.9 million, representing an increase of 8% from the fourth quarter of 2003 and a decrease of 1% from the first quarter of 2003.

     Total subscribers finished the quarter in excess of 1.3 million. As previously announced, RealNetworks ended its contract with Major League Baseball Advanced Media early in the first quarter, resulting in the removal of 142,000 MLB subscribers. Thus, in the first quarter RealNetworks in effect replaced all of the MLB subscribers with subscribers to other services, most of which are higher revenue and higher margin than the discontinued baseball subscribers. This is reflected in the fact that subscriber revenue grew 5% sequentially from $30.1 million to $31.6 million in the first quarter of 2004.

     Due to a previously discussed change in strategic focus in RealNetworks’ sports business, the Company agreed with the PGA TOUR to restructure their relationship resulting in a discontinuation of their content in RealNetworks’ subscription services. The restructuring resulted in a write-off of the guaranteed fees associated with the PGA TOUR content for the remaining 1 3/4 years of the contract. RealNetworks is now focused on ensuring that Real technology powers the website subscription services of the leading sports brands such as the PGA TOUR.

     Gross margin, including the charge for the discontinued use of the PGA TOUR content, was 56% for the first quarter. Absent the PGA related expense, gross margin improved to 64% compared to 62% in the fourth quarter of 2003 due to higher margin in our consumer business as well as increased revenue in our higher margin business products and services segment.

     GAAP operating expenses were $43.9 million for the quarter, a slight increase as a percentage of revenue compared to the fourth quarter of 2003. First quarter operating expenses included increased marketing activity for Rhapsody, two months of expenses associated with the GameHouse acquisition, and the effects of increased patent litigation defense costs net of insurance reimbursements. As of March 31st, 2004, RealNetworks had approximately $364 million in cash, cash equivalents and short-term investments and $100 million of convertible debt.

Continued Growth of Consumer Services

     In the first quarter of 2004, RealNetworks introduced RealPlayer® 10 and new RealVideo® 10 and RealAudio® 10. RealPlayer 10 is the first media player to feature universal playback enabling consumers to listen/view content in any mainstream format. Also, during the quarter, Google teamed with RealNetworks to improve consumers’ experience of the web. Every consumer downloading RealPlayer 10 is offered the opportunity to install the Google Toolbar which offers valuable time saving services such as eliminating unwanted pop-ups, completing forms with one click and highlighting search terms on a web page. In addition, RealNetworks launched the RealPlayer Music Store, which more than half a million tracks of what we believe to be the highest quality audio files at 192Kbps RealAudio with AAC available in any Internet music store.

     RealNetworks’ games business grew as RealNetworks completed the purchase of GameHouse, Inc. during the first quarter of 2004. RealArcade® introduced 27 game titles this quarter including 5 GameHouse Studios titles. Additionally, GameHouse’s Super Collapse® II is now available for the Nintendo Game Boy Advance and, through Jamdat, select GameHouse games are now accessible to subscribers to the major US mobile networks.

Business Products and Services

     During the quarter, the Helix™ mobile platform continued to gain momentum. More than 26 mobile carriers in Europe and the Middle East announced they have adopted RealNetworks Helix mobile platform. RealNetworks also increased the penetration of the RealPlayer on mobile handsets; Sony Ericsson announced that new multimedia capable phones will ship with the RealPlayer, and QUALCOMM, whose chips power the vast majority of handsets in the CDMA market, announced it licensed the RealPlayer for inclusion on its chip sets. RealPlayer on mobile devices provides the platform for RealNetworks and mobile carriers to offer consumer services powered by the Helix mobile platform.

Forward Looking Guidance

     RealNetworks believes the Company will continue to show improved financial results in the second quarter of 2004. Net revenue for the second quarter is expected to be between $63 million and $65 million, representing between 27% and 31%, growth over the second quarter of 2003. GAAP quarterly loss, which includes an estimated $3 million expense relating to antitrust litigation, is expected to be between ($0.03) and $(0.04) per share. The quarterly net loss excluding antitrust litigation expenses is expected to be between ($0.01) and ($0.02) per share. The Company expects to reach quarterly profitability, excluding expenses relating to antitrust litigation, by the end of 2004. This guidance excludes any changes related to the Company’s ownership interest in MusicNet.

About RealNetworks, Inc.
RealNetworks, Inc. is the leading creator of digital media services and software including the award-winning Rhapsody Internet jukebox service and RealPlayer 10. Consumers can access and experience audio/video programming and download RealNetworks’ consumer software at http://www.real.com. Broadcasters, network operators, media companies and enterprises use RealNetworks’ products and services to create and deliver digital media to PCs, mobile phones and consumer electronics devices. RealNetworks’ systems and corporate information is located at http://www.realnetworks.com.

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Press Inquiries – Erika Shaffer, RealNetworks, (206) 892-6191, eshaffer@real.com
Financial Inquiries — Roy Goodman, RealNetworks, (206) 892-6841, rgoodman@real.com

This press release contains forward-looking statements that involve risks and uncertainties, including statements relating to: (a) the acceleration of our business and any future effect thereon; (b) our ability to continue to grow and sustain successful consumer subscription and paid content businesses; (c) the inclusion of our product and technology in mobile handsets and handset technology offered by Sony Ericsson and QUALCOMM; (d) revenue and net loss projections for the second quarter of 2004; and (e) projections of quarterly profitability by the end of 2004. Actual results may differ materially from the results predicted. Factors that could cause actual results to differ from the results predicted include: development and consumer acceptance of legal online music distribution services; risks associated with the sustained adoption and use of RealNetworks’ services by customers, including the uncertainty of whether consumers will continue to pay for subscription content over the Internet, which is a relatively new and unproven business model; the potential that we will be unable to continue to enter into commercially attractive agreements with third parties for the provision of compelling content for our subscription service offerings; the risk that the costs of our antitrust litigation will be greater than we anticipate; the emergence of new entrants and competition in the market for digital media subscription offerings; the impact on our gross margins from content costs and from the mix of subscribers to subscription offerings with higher content costs than others; competitive risks, including competing technologies, products and services, and the competitive activities of our larger competitors, some of which have strong ties to streaming media users through other products; potential adverse responses by GameHouse distributors to the announcement of the acquisition; risks relating to the timely development, production, marketing and acceptance of the products, services and technologies contemplated by the GameHouse acquisition; potential funding decisions by companies in which we have a significant equity position; and RealNetworks’ independent decisions, from time to time, based on all factors it deems relevant, whether to repurchase shares under its stock buyback program. More information about potential risk factors that could affect RealNetworks’ business and financial results is included in RealNetworks’ annual report on Form 10-K for the year ended December 31, 2003, and its quarterly reports on Form 10-Q and from time to time in other reports filed by RealNetworks with the Securities and Exchange Commission.

RealNetworks, RealAudio, RealVideo, Helix, Rhapsody, RealArcade, GameHouse and RealPlayer are trademarks or registered trademarks of RealNetworks, Inc. All other companies or products listed herein are trademarks or registered trademarks of their respective owners.

RealNetworks, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	Quarters Ended
	March 31,	December 31,	March 31,
	2004	2003	2003
	(in thousands, except per share data)
Net revenue	$60,390	54,056	46,866
Cost of revenue	21,761	20,780	13,784
Loss on content agreement	4,938	—	—

Gross profit	33,691	33,276	33,082

Operating expenses:
Research and development	12,251	11,922	10,907
Sales and marketing	22,203	20,638	18,303
General and administrative	6,821	4,186	5,497
Antitrust litigation	2,321	1,574	—
Stock-based compensation	266	260	301

Total operating expenses	43,862	38,580	35,008

Operating loss	(10,171)	(5,304)	(1,926)
Other income (expense), net:
Interest income	860	878	1,265
Equity in net loss of MusicNet	(1,115)	(1,104)	(1,731)
Impairment of equity investments (A)	—	—	(424)
Other, net	90	219	56

Other expense, net	(165)	(7)	(834)
Loss before income taxes	(10,336)	(5,311)	(2,760)
Income tax expense	(102)	(16)	(78)

Net loss	$(10,438)	(5,327)	(2,838)

Basic and diluted net loss per share	$(0.06)	(0.03)	(0.02)

Shares used to compute basic and diluted net loss per share	166,961	163,755	157,431

(A)	Relates to other-than-temporary declines in the value of certain equity investments. These charges were recorded to reflect these investments at their estimated fair value.

RealNetworks, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

	March 31,	December 31,
	2004	2003
	(in thousands)
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$363,804	373,593
Trade accounts receivable, net of allowances for doubtful accounts and sales returns	11,965	10,618
Prepaid expenses and other current assets	9,792	8,879

Total current assets	385,561	393,090
Equipment and leasehold improvements, at cost:
Equipment and software	39,811	37,110
Leasehold improvements	25,871	26,085

Total equipment and leasehold improvements	65,682	63,195
Less accumulated depreciation and amortization	35,100	33,258

Net equipment and leasehold improvements	30,582	29,937

Restricted cash equivalents	20,151	19,953
Investments	34,694	34,577
Goodwill, net	119,371	97,477
Other intangible assets, net	7,535	1,065
Other	4,453	4,840

Total assets	$602,347	580,939

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,551	6,865
Accrued and other liabilities	43,090	39,400
Deferred revenue, excluding non-current portion	32,884	31,186
Accrued loss on excess office facilities and content agreement, excluding non-current portion	7,014	4,960

Total current liabilities	92,539	82,411

Deferred revenue, excluding current portion	2,621	4,561
Accrued loss on excess office facilities and content agreement, excluding current portion	24,014	24,099
Deferred rent	3,383	3,382
Convertible debt	100,000	100,000
Total shareholders’ equity	379,790	366,486

Total liabilities and shareholders’ equity	$602,347	580,939

RealNetworks, Inc. and Subsidiaries
Supplemental Financial Information
(Unaudited)

	2004	2003
	Q1	Q4	Q3	Q2	Q1
	(in thousands)
Net Revenue by Line of Business:
Consumer products and services (A)	$46,514	41,214	36,377	33,172	32,886
Business products and services (B)	13,876	12,842	15,432	16,474	13,980

Total net revenue	$60,390	54,056	51,809	49,646	46,866

Consumer Products and Services:
Subscriptions (C)	$31,562	30,075	27,909	25,470	23,639
E-commerce and other (D)	14,952	11,139	8,468	7,702	9,247

Total consumer products and services revenue	$46,514	41,214	36,377	33,172	32,886

Consumer Products and Services:
Video, Consumer Software and Other (E)	$27,494	29,347	28,572	28,830	29,645
Music (F)	12,265	7,937	4,655	1,670	831
Games (G)	6,755	3,930	3,150	2,672	2,410

Total consumer products and services revenue	$46,514	41,214	36,377	33,172	32,886

Net Revenue by Geography:
North America	$43,963	40,175	37,660	36,009	33,769
Rest of world	16,427	13,881	14,149	13,637	13,097

Total net revenue	$60,390	54,056	51,809	49,646	46,866

Gross Margin by Line of Business: *
Consumer products and services	58%	55%	54%	61%	63%
Business products and services	84%	83%	87%	88%	89%
Total gross margin	64%	62%	64%	70%	71%
Subscribers (presented as greater than)
Total **	1,300	1,300	1,150	1,000	1,000
Music	450	350	250	150	100

*	For the quarter ended March 31, 2004, total gross margin excludes loss on content agreement of $4.9 million. Including the loss on content agreement, total gross margin is 56%

**	Total subscribers as of March 31, 2004 reflects the removal of approximately 142,000 subscribers resulting from the non-renewal of the MLB contract

(A)	Revenue is derived from consumer digital media subscription services, Real Player Plus and related products, sales and distribution of third party software products, content such as games and music, and advertising

(B)	Revenue is derived from media delivery system software, support and maintenance services, broadcast hosting services and consulting services

(C)	Revenue is derived from consumer digital media subscription services including: SuperPass, RadioPass, Rhapsody, GamePass and stand-alone subscriptions

(D)	Revenue is derived from Real Player Plus and related products, sales and distribution of third party software products, content such as games and music, and advertising

(E)	Revenue is derived from RealOne SuperPass subscriptions, RealPlayer Plus and related products, stand-alone subscription services and sales and distribution of third party software products

(F)	Revenue is derived from RadioPass and Rhapsody subscription services and sales of music content

(G)	Revenue is derived from the GamePass subscription service, sales of games and advertising generated from our games and game related Web sites

RealNetworks, Inc. and Subsidiaries
Supplemental Financial Information
(Unaudited)

A reconciliation of GAAP net loss to loss before interest, taxes, depreciation, amortization and stock compensation (EBITDA) and EBITDA excluding antitrust litigation and loss on content agreement is as follows:

	Quarter Ended	Quarter Ended
	March 31,	December 31,
	2004	2003
	(in thousands)
Net loss in accordance with Generally Accepted Accounting Principles	$(10,438)	(5,327)
Interest income	(860)	(878)
Taxes	102	16
Depreciation, amortization and stock compensation	3,648	3,107

EBITDA	(7,548)	(3,082)

Antitrust litigation	2,321	1,574
Loss on content agreement	4,938	—

EBITDA excluding antitrust litigation and loss on content agreement	$(289)	(1,508)

This reconciliation has been provided as a performance measure, as the Company uses EBITDA and EBITDA excluding antitrust litigation expense on an ongoing basis to track and assess its financial performance. The Company has calculated EBITDA excluding loss on content agreement because it believes that the loss on content agreement is an item that does not reflect the ongoing financial operations of the Company’s business.